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                    February 2, 2022

       Paul Moody
       President and Chief Executive Officer
       Perfect Solutions Group, Inc.
       780 Reservoir Avenue, #123
       Cranston, RI 02910

                                                        Re: Perfect Solutions
Group, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 26,
2021
                                                            File No. 000-56335

       Dear Mr. Moody:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction